Exhibit 10.6

SECOND AMENDMENT TO
INSURANCE AGENCY MASTER AGREEMENT

THIS SECOND AMENDMENT TO THE INSURANCE AGENCY MASTER AGREEMENT (this “Second Amendment”) is effective the 1st day of January, 2015, by and between Federated National Underwriters, Inc., a Florida corporation (“COMPANY”), and Ivantage Select Agency, Inc. (“ISA”), an Illinois insurance company (singularly “Party” and collectively the “Parties”).

RECITALS

WHEREAS, COMPANY and ISA entered into an Insurance Agency Master Agreement, dated as of February 4, 2013 (“the Agreement”);

WHEREAS, pursuant to Section 20, the Agreement may be amended or modified in writing as agreed to and signed by authorized representatives of both Parties; and

WHEREAS, COMPANY and ISA desire to amend the Agreement as more particularly described herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration and for the mutual covenants set forth below, the Parties hereto, intending legally to be bound, hereby agree as follows:

1.	COMPANY and ISA agree to replace the First Revised Schedule A of the Agreement with Second Revised Schedule A, attached hereto and made a part of the Agreement. COMPANY and ISA further agree that Second Revised Schedule A supersedes First Revised Schedule A.

2.	Capitalized terms used but not otherwise defined herein shall have the respective meaning ascribed to them in the Agreement.

3.	Unless expressly modified by this Second Amendment, the terms and conditions of the Agreement remain unchanged and in full force and effect.

4.	This Second Amendment may be signed in multiple counterparts, which together shall constitute a single instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Second Amendment as of the day and year first set forth above.

Accepted by:

FEDERATED NATIONAL		IVANTAGE SELECT AGENCY, INC.
UNDERWRITERS, INC.

By:	/s/ J.G. Jennings	By:	/s/ William B. Burst, III
Name:	J.G. Jennings	Name:	William B. Burst, III
Title:	President	Title:	Vice President Ivantage
Date:	3/10/15	Date:	3/12/15

Second Revised Schedule A

This Schedule is effective the 1st day of January, 2015, by and between Federated National Underwriters, Inc. (“COMPANY”), and Ivantage Select Agency, Inc., (“ISA”) pursuant to Section 3 of that certain Insurance Agency Master Agreement dated February 4, 2013, between COMPANY and ISA (“Agreement”). This Schedule is attached to and subject to the terms and conditions of that Agreement and contains the following terms and conditions.

Coverage

ISA agrees to allow certain of designated Producers to place Homeowners, Dwelling Fire Condominium, Renters, and Commercial General Liability coverage with COMPANY. All policies written pursuant to this Schedule shall be written by Federated National Insurance Company (“Carrier”), unless agreed to otherwise in writing by ISA.

Commissions

COMPANY shall pay commissions to ISA on a premiums received basis (net of endorsements, cancellations, reinstatements, and any additional mandatory fees) as follows:

3% of new business premium and 3% of renewal business premium on Homeowners, Dwelling Fire, Condominium, Renters policies written pursuant to this Schedule.

3% of new business premium and 3% of renewal business premium on Commercial General Liability policies written pursuant to this Agreement.

COMPANY shall pay commission to Producers on a premiums received basis (net of endorsements, cancellations, reinstatements, and any additional mandatory fees) as follows:

8% of new business premium and 8% of renewal business premium on Homeowners, Dwelling Fire, Condominium, and Renters policies for the first twenty-five (25) policies written pursuant to this Agreement. Commissions shall be 10% of new business premium and 10% of renewal business premium thereafter once Producer meets the threshold of twenty-five (25) on Homeowners, Dwelling Fire, Condominium, and Renters policies written pursuant to this Schedule.

15% of new premium and 15% of renewal premium on Commercial General Liability policies written pursuant to this Agreement.

Payments and any necessary adjustments will be made on the 10th business day of each month for the preceding month’s business. All payments to ISA will be remitted via electronic funds transfer.

Mandatory additional fees shall be defined as additional fees as authorized under law, including but not limited to: $25 policy service fee, $2 Emergency Management Preparedness and Assistance Trust Fund (state fee), Citizen 2005 Emergency Assessment (state fee), Florida Hurricane Catastrophe Fund Emergency Assessment (state fee).

Territory

The state of Florida.

Bonus

In addition to the Commission, as of the date of this Schedule and all subsequent years, COMPANY shall pay ISA a bonus of an additional 1% of new business written premium (net of endorsements, cancellations, reinstatements, and any mandatory additional fees) on new business in excess of $5,000,000 per calendar quarter. The bonus shall be paid in one lump sum on all new business written which qualifies under this section during each calendar quarter.

If applicable, each quarter’s payment shall be made on the 10th business day of the month for the preceding quarter. All payments to ISA will be remitted via electronic funds transfer.

Preservation of Business Written

Notwithstanding any provision in the Agreement to the contrary, during the term of the Agreement, ISA shall not initiate nor perform a wholesale transfer of business written pursuant to this Agreement to another carrier, including Allstate Insurance Company or Castle Key Insurance Company, or any affiliate thereof. This provision shall not be violated by: a policyholder initiated request to change insurance carriers, or policy movement to another carrier by individual Producers except if such policy movement is requested by ISA. Further, ISA shall be under no obligation to comply with the obligations contained in this provision if: Allstate Insurance Company or Castle Key Insurance Company are ordered to write new business in the State of Florida by regulatory mandate; Carrier’s rating falls below at least an “A” rating from Demotech FSR; COMPANY or Carrier lose any necessary licenses to transact business; enforcement actions or sanctions are initiated against COMPANY or Carrier; COMPANY repeatedly fails to meet the Service Level Objectives contained in Exhibit D of the Agreement; or a transaction involving (a) a sale or merger of COMPANY or Federated National Holding Company (“FNHC”) in which COMPANY or FNHC, as applicable, is not the surviving company in such sale or merger; (b) a change in ownership of more than 50% of the outstanding voting stock of COMPANY or FNHC, as applicable, or (c) an assignment by COMPANY, in whole or in part, directly, indirectly, or contingently, of this Agreement or any rights or obligations under it whether by operation of law or otherwise, is consummated.

Termination

This Schedule may be terminated pursuant to the terms of Section 17 of the Agreement. In addition, and without prejudice to the right of either Party to invoke any applicable right of termination under said Section 17, Section 17 of the Agreement is hereby amended to provide for the following additional termination event: ISA, in its sole discretion, may immediately terminate this Schedule upon a Carrier’s failure to maintain at least an “A“ rating from Demotech FSR.

Accepted by:

FEDERATED NATIONAL		IVANTAGE SELECT AGENCY, INC.
UNDERWRITERS, INC.

By:	/s/ J.G. Jennings	By:	/s/ William B. Burst, III
Name:	J.G. Jennings	Name:	William B. Burst, III
Title:	President	Title:	Vice President Ivantage
Date:	3/10/15	Date:	3/12/15